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November 10, 2009

ParkerVision, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida 32256

Re:	ParkerVision, Inc. – Registration Statement on Form S-3
Common stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special Florida counsel for ParkerVision, Inc., a Florida corporation (the “Company”), in connection with the offering by the Company of up to 8,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), pursuant to:  (i) a shelf Registration Statement on Form S-3 (Registration No. 333-161903), filed with the Securities and Exchange Commission (the Commission”) under the Securities Act of 1933, as amended (the “Act”), which registrations statement was declared effective by the Commission on September 30, 2009; and (ii) the prospectus supplement dated November 10, 2009, filed with Commission pursuant to Rule 424(b) of the rules and regulations of the Act (the “Prospectus Supplement”) (such registration statement, as amended and supplemented by the Prospectus Supplement, the “Registration Statement”).

In rendering this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials and representatives of the Company and other documents as we deemed necessary or appropriate as a basis for the opinion set forth herein.  In such examination, we have assumed, without inquiry or investigation:  (i) the legal capacity of each natural person; (ii) the authenticity of original documents and the genuineness of all signatures; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (v) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents; and (vi) that each transaction complies with all tests of good faith, fairness and conscionability required by law.  In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

ParkerVision, Inc.
November 10, 2009

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance and sale in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to matters governed by the laws of the State of Florida, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter by the Company as an exhibit to a Current Report on Form 8-K incorporated by reference in the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/  Holland & Knight LLP